UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2010

CITIZENS & NORTHERN CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA
(State or other jurisdiction of incorporation)

000-16084	23-2951943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

N/A
(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 1, 2010, Citizens & Northern Corporation (the “Corporation”) and Citizens & Northern Bank (the “Bank”) entered into a Change In Control Agreement (the “Agreement”) with Charles H. Updegraff, Jr., the President and Chief Executive Officer of the Corporation and the Bank.  The Agreement provides that if Mr. Updegraff is terminated following a change in control, he would receive a severance benefit equal to one (1) times his annual base salary rate at the time of termination.  The Agreement also provides that Mr. Updegraff would be eligible for continued coverage under the Corporation’s health and welfare plans for eighteen (18) months after termination, as permitted by law and carrier contract.  The Agreement does not contain a tax gross-up provision in the event the payments following a change in control exceed the deduction limits under IRS Code Section 4999.  The Agreement provides that payments may be prohibited, depending on circumstances, by restrictions on golden parachute payments applicable to TARP recipients such as the Corporation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Change In Control Agreement dated March 1, 2010 by and between Citizens & Northern Corporation, Citizens & Northern Bank and Charles H. Updegraff, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: March 1, 2010	By:	/s/ Mark A. Hughes
Mark A. Hughes, Treasurer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Change In Control Agreement dated	Filed herewith
March 1, 2010 by and between
Citizens & Northern Corporation,
Citizens & Northern Bank and
Charles H. Updegraff, Jr.